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                                                                   EXHIBIT 99.5



                          SANTA FE  ENERGY  RESOURCES

                           SAVINGS  INVESTMENT  PLAN

                               (SIXTH AMENDMENT)

        WHEREAS, there is reserved to the Employee Benefits Committee of the Company as the Plan Administrator of the Santa Fe Energy Resources Savings Investment Plan (the "Plan") in Section 11.1 of the Plan the right to amend the Plan, subject to certain restrictions set forth therein; and

        WHEREAS, the Employee Benefits Committee deems it advisable to amend the Plan in the manner hereafter set forth;

        NOW, THEREFORE, this Sixth Amendment to the Plan is hereby adopted effective as provided below:

        1. Section 2.8 of the Plan is amended as of January 1, 1994 by adding thereto the following:

                     "In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, for Plan Years beginning on or after January 1, 1994, the annual compensation of each employee taken into account under the Plan shall not exceed the OBRA '93 annual compensation limit. The OBRA '93 annual compensation limit is $150,000, as adjusted by the Commissioner for increases in the cost of living in accordance with section 401(a)(17)(B) of the Internal Revenue Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which compensation is determined (determination period) beginning in such calendar year.
                     If a determination period consists of fewer than 12 months, the OBRA '93 annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12.

                     For Plan Years beginning on or after January 1, 1994, any reference in this plan to the limitation under section 401(a)(17) of the Code shall mean the OBRA '93 annual compensation limit set forth in this provision.

                     If compensation for any prior determination period is taken into account in determining an employee's benefits accruing in the current Plan Year, the compensation for that prior determination period is subject to the OBRA '93 annual




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                     compensation limit in effect for that prior determination
                     period. For this purpose, for determination periods beginning before the first day of the first Plan Year beginning on or after January 1, 1994, the OBRA '93 annual compensation limit is $150,000."

        2. Section VIII of the Plan is amended as of January 1, 1993 by adding thereto a new Section 8.7 to read as follows:

                     "8.7 This Section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section, a distributee may elect, at the time and in the manner prescribed by the plan administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

                     Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

                     Eligible retirement plan: An eligible retirement plan is an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified trust described in section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

                     Distributee: A distributee includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.



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Direct rollover:  A direct rollover is a payment by the plan to the eligible retirement plan specified by the distributee."

        All terms used herein that are defined in the Plan shall have the same meanings given to such terms in the Plan, except as otherwise expressly provided herein.

        Except as amended and modified hereby, the Plan shall continue in full force and effect and the Plan and this amendment shall be read, taken and construed as one and the same instrument.

        This amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

        IN WITNESS WHEREOF, this Sixth Amendment has been executed on this December 20, 1994, effective for all purposes as provided above.

                                          PLAN ADMINISTRATOR,
                                          SANTA FE ENERGY RESOURCES
                                          SAVINGS INVESTMENT PLAN



                                          By: /s/ [ILLEGIBLE]
                                              ________________________________
                                              Chairman




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